UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 6, 2014

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On May 6, 2014, the Board of Directors (the “Board”) of ScanSource, Inc. (the “Company”) increased the size of its Board to six members and appointed Peter C. Browning as a director of the Company, both effective June 1, 2014. Mr. Browning was also appointed to serve on the Audit, Compensation, Nominating and Governance committees of the Board.

Mr. Browning has extensive experience in business, serving as an executive officer of a number of public companies, including Continental Can Company, National Gypsum Company and Sonoco Products Company. He has also served on over 10 public company boards including serving as non-executive chair, lead director and chair of audit, compensation and governance/nominating committees.

Mr. Browning currently serves as a member of the board of directors of Nucor Corporation, Acuity Brands and EnPro Industries, Inc. He also serves on the board of Equilar, a private company that is the leading provider of corporate data, as lead independent director. Mr. Browning has served as the Managing Director of Peter C. Browning & Associates, LLC, a board advisory consulting firm, since 2009. He was recently selected for the “2011 and 2012 NACD Director 100 List” (a list of the most influential people in corporate governance in the boardroom). Upon his appointment to the Board, Mr. Browning became entitled to a prorated portion of the non-employee directors’ compensation. To that end, Mr. Browning is entitled to receive a prorated portion of the annual retainer of $50,000 and will receive $750 for each Board meeting he attends, $1,000 for each Audit Committee meeting he attends and $500 for each standalone committee meeting he attends. Mr. Browning will also be entitled to reimbursement of his expenses incurred in connection with the performance of his services as a director.

In addition, Mr. Browning will receive annual awards of restricted stock units under the Company’s 2013 Long-Term Incentive Plan (the “2013 Plan”). On the day following each annual meeting of shareholders each non-employee director of the Company receives an award of restricted stock units, with the number of restricted stock units determined by dividing $100,000 by the Equity Award Value (as defined in the 2013 Plan). Because Mr. Browning first became a non-employee director on a date other than a regularly scheduled annual meeting of shareholders, he will receive an award for a prorated number of restricted stock units. The restricted stock units are granted automatically under the 2013 Plan and may not be transferred or sold until vested. Restricted stock units granted under the 2013 Plan will vest in full on the day that is six months after the date of grant, or upon the earlier to occur of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If Mr. Browning terminates his service as a director for any other reason, he will forfeit all of his right, title and interest in and to the restricted stock as of the date of termination.

There are no transactions between Mr. Browning or any member of his immediate family and the Company or any of its subsidiaries and there is no arrangement or understanding between Mr. Browning and any other persons or entities pursuant to which Mr. Browning was appointed as a director of the Company.

The full text of the press release announcing Mr. Browning’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2014	ScanSource, Inc.

	By:	/s/ John J. Ellsworth
	Name:	John J. Ellsworth
	Title:	VP, General Counsel and Corporate Secretary